Exhibit 10.30

AGREEMENT OF PURCHASE AND SALE

By and Between

CRP OAKMONT FLOWER MOUND, L.L.C.,

a Delaware limited liability company,

and

CRP OAKMONT GRAND PRAIRIE, L.L.C.,

a Delaware limited liability company,

as Sellers

and

IPT ACQUISITIONS LLC,

a Delaware limited liability company,

as Buyer

(i)

ARTICLE 8 PRORATIONS; DEPOSITS; COMMISSIONS	16
8.1 Prorations	16
8.2 Closing Costs	17
8.3 Final Adjustment After Closing	17
8.4 Security Deposit	17
8.5 Commissions	17

ARTICLE 9 REPRESENTATIONS AND WARRANTIES	18
9.1 Sellers’ Representations and Warranties	18
9.2 Buyer’s Representations and Warranties	19
9.3 Survival of Representations and Warranties	20

ARTICLE 10 DEFAULT AND REMEDIES	20
10.1 Sellers’ Remedies	20
10.2 Buyer’s Remedies	20
10.3 Attorneys’ Fees	21
10.4 Other Expenses	21

ARTICLE 11 DISCLAIMERS; RELEASE	22
11.1 Disclaimers By Seller	22
11.2 Sale “As Is, Where Is.”	22
11.3 Seller Released from Liability	22
11.4 “Hazardous Materials” Defined	23
11.5 Survival	23

ARTICLE 12 MISCELLANEOUS	23
12.1 Parties Bound; Assignment	23
12.2 Headings	24
12.3 Invalidity and Waiver	24
12.4 Governing Law	24
12.5 Survival	24
12.6 Entirety and Amendments	24
12.7 Time	24
12.8 Confidentiality	24
12.9 Notices	24
12.10 Construction	24
12.11 Calculation of Time Periods	24
12.12 Execution in Counterparts	25
12.13 No Recordation	25
12.14 Further Assurances	25
12.15 Discharge of Obligations	25
12.16 No Third Party Beneficiary	25
12.17 Information and Audit Cooperation.	25
12.18 Multiple Properties	25

(ii)

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Buyer and Sellers.

R E C I T A L S :

A. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Buyer desires to purchase the Property and Sellers desire to sell their respective interests in and to the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and agreements set forth herein, and the sums to be paid by Buyer, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Sellers: CRP OAKMONT FLOWER MOUND, L.L.C., a Delaware limited liability company, and CRP OAKMONT GRAND PRAIRIE, L.L.C., a Delaware limited liability company.

1.1.2 Buyer: IPT ACQUISITIONS LLC, a Delaware limited liability company.

1.1.3 Purchase Price: $74,643,309.00. The Purchase Price may be allocated by Buyer among the individual parcels of the Land (hereinafter defined) pursuant to written notice given by Buyer to Sellers on or before three (3) business days prior to the expiration of the Inspection Period, provided such allocation shall be subject to Sellers’ approval, not to be unreasonably withheld, conditioned or delayed, and which approval shall be deemed given in the event Sellers fail to respond within two (2) business days following receipt of such notice from Buyer.

1.1.4 Earnest Money: $2,000,000.00 to be deposited in accordance with Section 3.1, together with all interest earned thereon while held by Escrow Agent.

1.1.5 Non-Refundable Earnest Money: $250,000.00 of the Earnest Money.

1.1.6 Title Company:	First American Title Insurance Company
c/o Terra Nova Title & Settlement Services
1725 DeSales Street, NW, Suite 401
Washington, DC 20036
Attention: Chris Critcher
Facsimile: 202-331-0905
Email: ccritcher@tnovatitle.com

1.1.7 Escrow Agent:	Terra Nova Title & Settlement Services
1725 DeSales Street, NW, Suite 401
Washington, DC 20036

Attention: Chris Critcher
Facsimile: 202-331-0905
Email: ccritcher@tnovatitle.com

1.1.8 Broker:	CBRE, Inc.
2100 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attention: Jack Fraker
Facsimile: 214-919-4004

1.1.9 Effective Date: October 31, 2014

1.1.10 Title and Survey Review Period: The period beginning on the Effective Date and ending at 5:00 p.m., Dallas, Texas time on November 17, 2014.

1.1.11 Inspection Period: The period beginning on the Effective Date and ending at 5:00 p.m., Dallas, Texas time on November 21, 2014.

1.1.12 Closing Date: November 26, 2014, or such date to which the Closing may be extended to the extent required by Sections 5.6 or 7.2.1.

1.1.13 Property: The Property consists of, collectively, (i) the Real Property, subject to the Permitted Exceptions (as defined in Section 5.4), (ii) all of Sellers’ right, title and interest in and to the Leases, (iii) all of Sellers’ right, title and interest in and to the Tangible Personal Property and (iv) all of Sellers’ right, title and interest in and to the Intangible Personal Property (as those terms are defined below).

1.1.14 Real Property: The Real Property means, collectively: (i) the land described in Exhibit A attached hereto (the “Land”); (ii) all improvements located on the Land, including, without limitation, the buildings (each, a “Building”) commonly known as 1700 Lakeside Parkway, Flower Mound, Texas, 1650 Lakeside Parkway, Flower Mound, Texas and 3550 Roy Orr Boulevard, Grand Prairie, Texas (collectively, the “Improvements”); and (iii) all rights, benefits, privileges, easements, and appurtenances on the Land or pertaining thereto.

1.1.15 Lease. Those certain leases relating to the Real Property set forth on Schedule 1.1.15 attached hereto (the “Leases,” and each a “Lease”), between one of the Sellers (each individually hereinafter referred to as a “Seller”) and the tenants under such Leases as set forth on Schedule 1.1.15 (the “Tenants,” and each a “Tenant”).

1.1.16 Tangible Personal Property. All equipment, furniture, furnishings and appliances, if any, that are owned by Sellers and located at and used in connection with the Real Property.

1.1.17 Intangible Personal Property. The following intangible personal property related to the Real Property (if any), all to the extent assignable: all trade names and trademarks associated exclusively with the Real Property; the plans and specifications and other architectural and engineering reports or drawings for the Improvements; to the extent set forth on Schedule 4.6 hereto, contract rights related to the operation, management or tenant improvement work in connection with the Real Property, including maintenance, service, supply and equipment rental contracts, if any, but not including the Leases or any property management agreement currently encumbering the Real Property (collectively, the items so set forth on Schedule 4.6, the “Service Contracts”) (but Sellers’ right, title and interest therein shall only be assigned to the extent Sellers’ obligations thereunder are expressly agreed to be assumed by Buyer pursuant to this Agreement); contract rights under that certain Tax Abatement Agreement between Town of Flower Mound, Texas and CRP Oakmont Flower Mound, L.L.C., dated September 17, 2012 (the “Tax Abatement Agreement”); governmental permits, approvals and licenses; telephone and facsimile numbers; and development rights, agreements and applications, signage applications, rights and permits, water rights and water stock; but excluding rights under that certain Economic Development Agreement between City of Grand Prairie, Texas and CRP Oakmont Grand Prairie, L.L.C., dated February 4, 2014, and excluding all proprietary information of Sellers and its managing agent including computer software and related licenses and appraisals, marketing plans, business plans, property appraisals, and other internally-generated information reasonably intended by Sellers to remain confidential or proprietary (except the original books and records pertaining to the operation of the Property shall not be excluded).

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party

Commitment required to be delivered pursuant to Section 5.1	Buyer

Premium for TLTA Standard Coverage form Title Policy required to be delivered pursuant to Section 5.5	Sellers

Premium for additional, incremental charge for TLTA Extended Coverage (including deletion of survey exception) and any endorsements desired by Buyer, any inspection fee charged by the Title Company, and any other Title Company charges	Buyer

Costs of any revisions, modifications or re-certifications of the Existing Survey requested by Buyer	Buyer

Costs of the updates of the Existing Survey required pursuant to Section 5.2 hereof.	Sellers

Recording fees for recordation of Deeds and documents to remove encumbrances in accordance herewith	Sellers

Recording fees for recordation of documents in connection with Buyer’s financing	Buyer

Any state, city and/or county documentary transfer taxes, if any	Buyer 1⁄2 Sellers 1⁄2

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Buyer 1⁄2 Sellers 1⁄2

Real Estate Sales Commission to Broker	Sellers

Buyer’s legal fees	Buyer

Sellers’ legal fees	Sellers

Cost of third party reports obtained by Buyer, including any appraisal, engineering and/or environmental reports	Buyer

All other closing costs, expenses, charges and fees	Per custom in the county in which the Real Property is located (except each party shall pay its own attorneys’ fees)

1.3 Notice Addresses:

Buyer:

c/o Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Thomas McGonagle

Facsimile: (303) 869-4602

Email: tmcgonagle@industrialpropertytrust.com

Copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Attn: Jeremy T. Bunnow

Facsimile: (312) 984-3150

Email: jeremy.bunnow@bfkn.com

Copy to: Joshua J. Widoff General Counsel Industrial Property Trust Inc. 518 17th Street, 17th Floor Denver, Colorado 80202 Facsimile: (303) 869-4602 Email: jwidoff@dividendcapital.com

Seller:

c/o Oakmont Industrial Group III, LLC

3520 Piedmont Road, Suite 100

Atlanta, Georgia 30305

Attention: Stephen L. Nelsen

Telephone: (404) 869-9990

Facsimile: (404) 869-9996

E-mail: snelsen@oakmontre.com

Copy to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attn: D. Clayton Howell, Esq. and

Gautam P. Huded, Esq.

Telephone: (404) 572-2741

Facsimile: (404) 572-5131

E-mail: chowell@kslaw.com

ghuded@kslaw.com

Copy to:

c/o Oakmont Industrial Group III, LLC

3520 Piedmont Road, Suite 100

Atlanta, Georgia 30305

Attention: Thomas A. Cobb

Telephone: (404) 869-9952

Facsimile: (404) 869-9996

Email: tcobb@oakmontre.com

Copy to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Attention: Michael D. Gershenson

Telephone: (202) 729-5460

Facsimile: (202) 639-9389

Email: michael.gershenson@carlyle.com

ARTICLE 2

PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Property.

ARTICLE 3

EARNEST MONEY

3.1 Deposit of Earnest Money. Within one (1) business day after the Effective Date, Buyer shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Sellers and Buyer, shall not commingle the Earnest Money, and shall promptly provide Buyer and Sellers with confirmation of the investments made. Such account shall have no penalty for early withdrawal. Any interest actually earned on the Earnest Money during the period the same is held by the Escrow Agent shall be added to and become a part of the Earnest Money and shall accrue to the benefit of the party entitled to receive or apply the Earnest Money. The Earnest Money and all interest accrued thereon shall be non-refundable to Buyer for any reason whatsoever, except and only if:

(i) this Agreement is terminated by Buyer prior to the expiration of the Inspection Period pursuant to Sections 4.3 or 5.3, in which case the Non-Refundable Earnest Money shall be paid to Sellers and the balance of the Earnest Money shall be returned to Buyer as provided in Section 3.3;

(ii) this Agreement is terminated by Buyer pursuant to Sections 5.5, 5.6, 6.2, 6.3, or 7.2, in which case the Non-Refundable Earnest Money shall be paid to Sellers and the balance of the Earnest Money shall be returned to Buyer as provided in Section 3.3;

(iii) this Agreement is terminated by Buyer pursuant to Section 10.2 or by Sellers pursuant to Section 6.2, in which case the entire Earnest Money shall be returned to and retained by Buyer (following the expiration of the Void Period (as defined in Section 6.2), in the case of any termination by Sellers pursuant to Section 6.2) as provided in Section 3.3; or

(iv) this Agreement is terminated by Buyer pursuant to Section 7.2 as a result of Seller’s failure to deliver the Conforming Tenant Estoppel (hereinafter defined), in which case the entire Earnest Money shall be returned to and retained by Buyer as provided in Section 3.3;

(v) this Agreement is terminated by Sellers or Buyer (other than by Buyer or Sellers pursuant to the Sections described in clauses (i), (ii) or (iii) of this Section 3.1 or by Sellers pursuant to Section 10.1), in which case the Non-Refundable Earnest Money shall be paid to Sellers and the balance of the Earnest Money shall be returned to Buyer as provided in Section 3.3.

3.2 Form; Failure to Deposit. The Earnest Money to be deposited by Buyer shall be in the form of a wire transfer to Escrow Agent of immediately available U.S. federal funds. If Buyer fails to timely deposit any portion of the Earnest Money within the time periods required, Sellers may terminate this Agreement by written notice to Buyer, in which case Sellers shall be entitled to receive any such portion not so deposited by Buyer and any Earnest Money that has previously been deposited by Buyer with Escrow Agent shall be delivered to and retained by Sellers, and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.3 Disposition of Earnest Money. The Earnest Money (to the extent deposited by Buyer as provided hereinabove), including any accrued interest thereon, shall be applied as a credit to the Purchase Price at Closing. If Buyer elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Sections 4.3 or 5.3, then within one (1) business day after Escrow Agent’s and Sellers’ receipt of Buyer’s Due Diligence Termination Notice, Escrow Agent shall deliver the Non-Refundable Earnest Money to Sellers and the balance of the Earnest Money shall be returned to Buyer. If this Agreement is terminated by either Sellers or Buyer pursuant to any provisions of this Agreement (other than by Buyer pursuant to Sections 4.3 or 5.3), then Escrow Agent shall deliver the Earnest Money then held by Escrow Agent to the party hereto entitled to the same pursuant to such other provisions on or before the fifth (5th) business day after receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In the event of any such dispute, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Real Property is located. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE

4.1 Due Diligence Materials. Within two (2) business days following the Effective Date, Sellers shall deliver to Buyer (or make available to Buyer electronically via website drop box or other account) those documents listed on Exhibit B attached hereto, to the extent actually in Sellers’ or Sellers’ property managers’ possession or reasonable control as of the Effective Date (“Property Documents”). Notwithstanding the foregoing to the contrary, Sellers shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any of the following documents: documents involving either Sellers’ financing/refinancing of the Property or any portion thereof; any purchase and escrow agreements and correspondence pertaining to Sellers’ acquisition of the Property or any portion thereof; any documents pertaining to the potential acquisition of the Property or any portion thereof by any past or prospective purchasers; any third party purchase inquiries and correspondence; appraisals of the Property; Sellers’ entity documentation (except to the extent required by the Title Company to issue the Title Policy (hereinafter defined); internal budgets; financial projections (except to the extent expressly set forth on Exhibit B); any documents subject to attorney/client privilege and attorney work product; confidential or privileged information; and any other internal documents intended for internal reporting or similar use (except to the extent expressly set forth on Exhibit B).

4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing (or earlier termination of this Agreement), Buyer shall have reasonable access to the Real Property at reasonable times during normal business hours, upon Sellers’ appropriate notice to Tenants to the extent required under the Leases, for the purpose of conducting inspections and tests of the Real Property reasonably required by Buyer or its lender, provided that (i) Buyer must give Sellers at least twenty-four (24) hours’ prior notice of any such inspection or test, and with respect to any intrusive inspection or test (e.g., core sampling) and/or any soil or vapor testing must obtain Sellers’ prior written consent (which consent may be given, withheld or conditioned in Sellers’ sole discretion), (ii) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Sellers evidencing that Buyer and/or its contractors, agents and representatives have in place (A) commercial general liability insurance for their activities on the Real Property with a policy limit of at least $2,000,000.00 per occurrence and otherwise upon terms reasonably satisfactory to Sellers covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on or about the Real Property, which insurance shall name Sellers, Sellers’ property manager and the existing mortgagee of the Real Property as additional insureds thereunder, and (B) workers compensation insurance (as required by law) with respect to such activities, and (iii) all such inspections and tests shall be conducted by Buyer in compliance with Section 4.8. Buyer shall bear the cost of all such inspections and tests. Subject to the provisions of Section 4.6, Buyer or Buyer’s representatives may meet with the Tenant or any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Buyer must contact Sellers at least one (1) business day in advance to inform Sellers of Buyer’s intended meeting and to allow Sellers the opportunity to attend such meeting if Sellers desire.

4.3 Due Diligence/Termination Right. Buyer may terminate this Agreement for any reason or no reason by giving written notice of termination to Sellers (the “Due Diligence Termination Notice”) on or before 5:00 p.m., Dallas, Texas time, on the last day of the Inspection Period, in which case the Non-Refundable Earnest Money shall be paid to Sellers and the balance of the Earnest Money shall be returned to Buyer as provided in Section 3.3. If Buyer does not timely give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to Section 5.3 and this Section 4.3, and Buyer shall be deemed to have acknowledged that it has received or had sufficient access to the Property Documents and sufficient opportunity to conduct all inspections and tests of the Property to satisfy itself as to the condition and operation of the Property.

4.4 Return of Documents and Reports. If this Agreement terminates for any reason, then: (i) Buyer shall promptly return and/or deliver to Sellers all Property Documents delivered by Sellers to Buyer and any copies thereof made, received or retained by Buyer; and (ii) at Sellers’ request, Buyer shall deliver to Sellers (without any representation or warranty) copies of all third party reports, investigations and studies, other than economic analyses and documents prepared by Buyer’s attorneys (collectively, the “Reports”) prepared for Buyer in connection with its due diligence review of the Property. Buyer’s obligation to deliver the Property Documents and the Reports to Sellers shall survive the termination of this Agreement.

4.5 Service Contracts. Buyer shall assume the Service Contracts at Closing in accordance with Sections 7.3.2 and 7.4.1 hereof. The parties shall endeavor, without any obligation by Buyer to pay money, to obtain on or prior to the Closing a written release by the third party vendor under such Service Contracts in favor of Sellers releasing the applicable Seller from all of such Seller’s obligations under such Service Contracts arising from and after the date of Closing. If any such release is not so obtained, the same shall not be a failure of a condition in favor of Sellers or Buyer; however the applicable Assignment(s) shall be modified by adding the following indemnification provision in favor of the applicable Seller (as assignor thereunder): “Assignee hereby agrees to indemnify, defend protect and hold Assignor harmless from and against any and all claims, losses, liabilities, demands and expenses of whatever nature, including reasonable attorneys’ fees, suffered or incurred by Assignor by reason of any breach by Assignee of any of its obligations under the Contracts listed as Item Nos.          and         _ on Exhibit “1” attached hereto [identify the specific Service Contract for which a release of Sellers was not obtained] arising from and after the date hereof” If any such written release is obtained and delivered to Sellers after Closing, such indemnification shall terminate as to the Service Contract for which such release is so obtained.

4.6 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents which are not recorded or public documents (collectively, the “Non-Public Property Documents”) are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing and financing the Property. Buyer shall not use the Non-Public Property Documents for any purpose other than as set forth in the preceding sentence. Buyer shall not disclose the contents of the Non-Public Property Documents to any person other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition and financing of the Property (including lenders, partners, investors, consultants, and attorneys) and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”); provided, however, Buyer shall disclose only such information to a particular Permitted Outside Party as is reasonably appropriate for that Permitted Outside Party to perform its role in assisting Buyer in determining the feasibility of its acquisition and financing of the Property. Buyer shall not divulge the contents of the Non-Public Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.6, or except as may be otherwise required by law (including without limitation, any disclosure required by the United States Securities and Exchange Commission) so long as Buyer uses reasonable efforts to limit the scope of any disclosure so required by law to the fullest extent permitted by applicable law. In permitting Buyer to review the Property Documents or any other information, Sellers have not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The terms of this Section 4.6 shall terminate as of Closing.

4.7 No Representations or Warranties by Sellers. Buyer acknowledges and agrees that: (i) except as expressly set forth in this Agreement and in the Closing documents and instruments executed and delivered by a Seller at the Closing (collectively, the “Transaction Documents”), Sellers have not made nor make any representation or warranty regarding the truth, accuracy or completeness of the Property Documents or the sources thereof; (ii) some if not all of the Property Documents were prepared by third parties other than Sellers; and (iii) Sellers have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer. Except as expressly set forth in this Agreement and in the Transaction Documents, Sellers expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in the Property Documents, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Buyer. Except as expressly set forth in this Agreement and in the Transaction Documents, Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto.

4.8 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not disturb any Tenant or unreasonably interfere with any Tenant’s use of the Property pursuant to a Lease; (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property, equipment or fixtures owned or held by a Tenant or other third party; (iv) not injure or otherwise cause bodily harm to Sellers or their respective agents, guests, invitees, licensees contractors and employees or the Tenants or their respective guests, invitees or licensees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property to the extent resulting from or caused by any such inspections, investigations and/or tests, provided, however, Buyer shall have no obligation to repair any damage to the extent caused by a Seller’s gross negligence or willful misconduct, to remediate, contain, abate or control any matter that existed prior to any entry by Buyer or its employees, agents, representatives, contractors and subcontractors (“Buyer’s Agents”), but is merely discovered by Buyer or Buyer’s Agents pursuant to activities authorized under this Agreement, except to the extent exacerbated by Buyer or Buyer’s Agents; and (ix) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.6, or except as may be otherwise required by law (including without limitation, any disclosure required by the United States Securities and Exchange Commission) so long as Buyer uses reasonable efforts to limit the scope of any disclosure so required by law to the fullest extent permitted by applicable law.

4.9 Buyer’s Agreement to Indemnify. Buyer hereby indemnifies, defends and holds Sellers harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections, investigations and/or tests of the Property or any violation of the provisions of Sections 4.2, 4.6 and 4.8; provided, however, this indemnity shall not extend to protect Sellers from any matter that existed prior to any entry by Buyer or Buyer’s Agents, but is merely discovered by Buyer or Buyer’s Agents pursuant to activities authorized under this Agreement, except to the extent exacerbated by Buyer or Buyer’s Agents, or which results from a Seller’s gross negligence or willful misconduct. Buyer’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5

TITLE AND SURVEY

5.1 Title Commitment. Prior to the Effective Date, Sellers delivered to Buyer (or made available to Buyer electronically via website drop box or other account), and Buyer received: (i) a TLTA Form T-7 title commitment (the “Commitment”) issued by the Title Company for the issuance of the Title Policy (as defined below); and (ii) copies of all documents of record referred to in the Commitment as exceptions to title (“Title Documents”).

5.2 Survey. Prior to the Effective Date, Sellers delivered to Buyer (or made available to Buyer electronically via website drop box or other account), and Buyer received, the existing Survey of the Real Property listed on Exhibit B (the “Existing Survey”). Sellers are currently updating the Existing Survey and will deliver such update to Buyer promptly after Sellers’ receipt thereof, but no later than November 10, 2014. Buyer may elect, at its expense, to modify or re-certify the Existing Survey (the Existing Survey, as may be so modified or re-certified, the “Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy and/or issue Extended Coverage title insurance, or to otherwise satisfy Buyer’s objectives; however, the issuance and/or receipt of such modified or re-certified Survey shall not be a condition precedent to, or delay, the Closing.

5.3 Title Review. During the Title and Survey Review Period, Buyer shall review title to the Real Property as disclosed by the Commitment, the Title Documents and the Survey. All matters shown in the Commitment, the Title Documents and the Survey which are not objected to by Buyer by delivery of written notice thereof (“Buyer’s Title Objection Notice”) to Sellers on or before the end of the Title and Survey Review Period shall be conclusively deemed to be accepted by Buyer. If Buyer timely delivers to Sellers Buyer’s Title Objection Notice prior to the end of the Title and Survey Review Period specifying Buyer’s objection to any title exception pertaining to the Real Property shown in the Commitment, the Title Documents and the Survey (each a “Title Objection” and collectively the “Title Objections”), Sellers may, at their option, exercisable in their sole discretion, eliminate or cure (by title endorsement from the Title Company or otherwise) some or all of such Title Objections; provided, however, if Sellers are able and willing to eliminate or cure some or all of such Title Objections, Sellers shall deliver to Buyer, within three (3) business days after the end of the Title and Survey Review Period (“Sellers’ Notice Period”) written notice (“Sellers’ Title Notice”) of those Title Objections Sellers intend to eliminate or cure, in which case the elimination or curing by Sellers of the Title Objections specified by Sellers for cure or elimination in Sellers’ Title Notice shall constitute an additional covenant of Sellers and be a condition to Buyer’s obligation to consummate the transaction contemplated hereunder. If Sellers do not deliver Sellers’ Title Notice to Buyer within Sellers’ Notice Period, Buyer is deemed to be notified that Sellers are unable or unwilling to eliminate or cure the Title Objections. If Sellers (i) do not timely deliver Sellers’ Title Notice or (ii) notify or are deemed to have notified Buyer that Sellers are unable or unwilling to cure any particular Title Objection, Buyer shall be deemed to have waived those Title Objections which Sellers are unable or unwilling to eliminate or cure unless on or before the end of the Inspection Period, Buyer delivers to Sellers and Escrow Agent Buyer’s Due Diligence Termination Notice terminating this Agreement pursuant to Section 4.3. Notwithstanding the foregoing provisions of this Section 5.3 to the contrary: (A) if Buyer’s termination right pursuant to the foregoing provisions of this Section 5.3 has not expired prior thereto, it shall expire upon expiration of the Inspection Period; and (B) subject to Buyer’s full performance under this Agreement, Sellers do agree to deliver title to the Real Property at Closing free and clear of (1) delinquent real property taxes, (2) mechanics’ liens and deeds of trust actually recorded against the Real Property that were created by, under or through Sellers, and (3) all matters which Sellers have agreed to eliminate or cure in Sellers’ Title Notice; provided, however, that Sellers’ obligation to deliver title to the Real Property at Closing free and clear of mechanics’ liens recorded against the Real Property that were created by, under or through Sellers and which mechanics’ liens Sellers are actively contesting in good faith, may be satisfied by Sellers’ bonding around such mechanics’ liens or taking such other actions or delivering such instruments as will permit the Title Company to issue the Title Policy without exception for such mechanics’ liens.

5.4 Permitted Exceptions. The term “Permitted Exceptions” shall mean, collectively: (i) the specific exceptions listed in the Commitment that the Title Company has not agreed to remove from the Commitment as of the end of the Inspection Period and that Sellers are not required to eliminate or cure as provided in Section 5.3; (ii) matters created by, through or under Buyer; (iii) items shown on the Survey which have not been removed as of the end of the Inspection Period; (iv) real estate taxes not yet due and payable; and (v) the Leases.

5.5 Delivery of Title Policy at Closing. Buyer’s obligation to purchase the Property shall be subject to and conditioned upon the Title Company’s willingness to issue, upon the sole condition of the payment of its regularly scheduled premium, an TLTA Standard Coverage owner’s policy of title insurance (the “Title Policy”), insuring Buyer in the amount of the Purchase Price that fee simple title to the Real Property is vested in Buyer as of the Closing, subject only to the standard preprinted conditions and exceptions and the Permitted Exceptions. Buyer shall have the right to request that the Title Company issue TLTA Extended Coverage title insurance as part of the Title Policy together with such endorsements as Buyer may request as long as the issuance of such TLTA Extended Coverage with endorsements is not a condition precedent to the Closing (provided, however, the issuance of such TLTA Extended Coverage and/or endorsements shall be a condition precedent to Buyer’s obligation to purchase the Property if and only if Buyer obtained and delivered to Sellers prior to the end of the Inspection Period a pro forma policy and irrevocable commitment to issue such policy from the Title Company exhibiting the agreed-upon endorsements and survey matters in accordance with this Agreement, without any obligation on Sellers’ part to execute any affidavits, certificates or other documents or incur any expense or liability as a condition to issuance of such endorsements, other than a standard Owner’s affidavit reasonably approved by Sellers). Buyer shall pay for all costs of such TLTA Extended Coverage in excess of TLTA Standard Coverage, and the costs of all such endorsements requested by Buyer (other than the cost of those endorsements to effect the cure or elimination of any Title Objection to be cured or eliminated by Sellers as designated in Sellers’ Title Notice, which cost shall be paid for by Sellers). In the event of any failure of such condition in this Section 5.5, Buyer shall have the right to terminate this Agreement, in which case the Non-Refundable Earnest Money shall be paid to Sellers, the balance of the Earnest Money shall be returned to Buyer as provided in Section 3.3 and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

5.6 Additional Title Defects. In the event any update to the Commitment or the Survey obtained after the Title and Survey Review Period, but prior to the Closing Date, discloses additional title or survey defects not disclosed by the original or any previous Commitment or Survey and not otherwise known by Buyer prior to such update to the Commitment or the Survey (the “Additional Title Defects”), then Buyer shall have the right to deliver an additional Buyer’s Title Objection Notice with respect to such Additional Title Defects only within five (5) days after receipt of the updated Commitment or Survey disclosing such Additional Title Defects (an “Additional Title Objection Notice”). If Buyer fails to deliver an Additional Title Objection Notice within such 5-day period, then such Additional Title Defects shall be deemed to be Permitted Exceptions. If Buyer delivers an Additional Title Objection Notice within such 5-day period, then Buyer and Sellers shall follow the procedure set forth in Section 5.3 above, except that Sellers’ Notice Period shall be three (3) business days after delivery of the Additional Title Objection Notice, and if Sellers (i) do not timely deliver Sellers’ Title Notice or (ii) notify or are deemed to have notified Buyer that Sellers are unable or unwilling to cure any particular Title Objection, then Buyer shall have the right to terminate this Agreement by written notice to Sellers within three (3) business days after the expiration of Sellers’ Notice Period, and if Buyer fails to affirmatively terminate this Agreement within such period then the Additional Title Defects shall be deemed to be Permitted Exceptions. If Buyer delivers an Additional Title Objection Notice, then the Closing Date shall not occur until the date that is the later of (a) the date on which the Closing Date is otherwise scheduled to occur, or (b) two (2) business days after all Additional Title Defects are waived or deemed to be waived by Buyer in accordance with this Section 5.6.

ARTICLE 6

OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Operations. Sellers will perform their material obligations under the Leases and Service Contracts and will maintain in effect all of its existing insurance policies pertaining to the Property. Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Sellers shall not voluntarily (i) transfer any of Sellers’ right, title or interest in or to the Property (ii) cause or permit any deed of trust to be placed of record against the Property, or (iii) cause any other lien or encumbrance to be placed of record against the Property. Sellers will not deliberately cause any action to be taken which would directly (i.e., without subsequent unforeseen action by any third party) cause any of the representations or warranties of Sellers contained herein to be materially untrue as of the Closing Date; provided, however, that notwithstanding the foregoing, but without limiting Buyer’s rights under Sections 7.2 and 10.2, Sellers shall have no affirmative obligation to cure any inaccuracy in any of the representations and warranties of Sellers contained herein.

6.1.2 New Contracts. Sellers will not enter into any contract that will be an obligation affecting the Property or Buyer subsequent to the Closing (except as otherwise provided in Section 6.1.3 below), without first: (i) providing Buyer with notice and a copy of such new contract; and (ii) obtaining Buyer’s prior approval thereof, if and as required under this Section 6.1.2. Buyer’s approval of such new contract shall not be unreasonably withheld or conditioned, and Buyer shall give Sellers written notice of Buyer’s approval or reasonable disapproval thereof within two (2) business days after Buyer’s receipt of such notice and copy of such new contract (if Buyer does not notify Sellers of Buyer’s approval or reasonable disapproval of such new contract within such time period, then Buyer will be deemed to have approved such new contract); provided, however, if such new contract is terminable without penalty on no more than 30 days’ notice, then Buyer’s approval of such new contract shall not be required. Any such new contract entered into by Sellers pursuant to this Section 6.1.2 which will be an obligation affecting the Property or Buyer subsequent to the Closing shall be part of the Service Contracts to be assumed by Buyer in the Assignments.

6.1.3 Leasing. Sellers will not, prior to the Closing Date, terminate a Lease, enter into any amendment of a Lease, or enter into any new lease or license agreement pertaining to the Property (each, a “Lease Action”) without first: (i) providing Buyer with a copy of the proposed amendment, lease, licensing agreement or the terms of the termination, as applicable, and any agreements giving rise to a leasing commission with respect thereto (each, a “Lease Action Commission Agreement”); and (ii) obtaining Buyer’s prior approval of such Lease Action. Buyer agrees to give Sellers written notice of approval or disapproval of a proposed Lease Action within two (2) business days after Buyer’s receipt of a copy of the proposed new lease or licensing agreement, Lease amendment or terms of Lease termination, as applicable. If Buyer does not respond to Sellers’ request for Buyer’s approval within such time period, then Buyer will be deemed to have approved the proposed Lease Action. With respect to Sellers’ request for approval of any proposed Lease Action: (A) if such request is delivered by Sellers to Buyer before the date which is three (3) business days prior to the expiration of the Inspection Period, Buyer’s consent shall not be unreasonably withheld or conditioned; and (B) if such request is delivered by Sellers to Buyer after the date which is three (3) business days prior to the expiration of the Inspection Period, then Buyer may withhold its consent at its sole discretion. All new amendments to a Lease entered into by Sellers pursuant to this Section 6.1.3 shall be part of such Lease and shall be assumed by Buyer upon Closing in the applicable Assignment(s) (as defined below). All new leases and licensing agreement entered into by Sellers pursuant to this Section 6.1.3 shall be a Lease under this Agreement and shall be assumed by Buyer upon Closing in the applicable Assignment(s).

6.2 Damage. If prior to Closing the Real Property is damaged by fire or other casualty, Sellers shall estimate the cost to repair and the time required to complete repairs (both of which shall be supported by independent third party reports) and will provide Buyer written notice of Sellers’ estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Real Property or any portion thereof prior to Closing (other than any Material Damage or destruction caused by Buyer or its employees, agents advisors or invitees), Buyer may, at its option, terminate this Agreement by delivering a written termination notice to Sellers within fifteen (15) days after the date Sellers deliver the Casualty Notice to Buyer (and if necessary, the Closing Date shall be extended to give Buyer the full fifteen (15)-day period to make such election). In the event of any damage or destruction of the Real Property or any portion thereof prior to the Closing Date that is not covered by insurance (other than any deductibles), whether or not such damage or destruction is Material Damage, Sellers may, at their option, elect to terminate this Agreement by delivering a written termination notice to Buyer (the “Termination Notice”) within fifteen (15) days after the date of such damage or destruction (and if necessary, the Closing Date shall be extended to give Sellers the full fifteen (15)-day period to deliver such Termination Notice); provided, however, that within two (2) business days following Sellers’ delivery of the Termination Notice pursuant to this sentence (the “Void Period”), Buyer may unilaterally elect to void Sellers’ election to terminate this Agreement pursuant to the Termination Notice by delivering written notice of such election to Sellers (the “Void Notice”), with such Void Notice to include a complete waiver by Buyer of any rights to receive from Sellers the amount of the uninsured loss (but not any deductibles) giving rise to Sellers’ election to terminate this Agreement pursuant to such Termination Notice (and if necessary, the Closing Date shall be extended to give Buyer the full Void Period to deliver such Void Notice). In the event Sellers properly and timely deliver a Termination Notice and thereafter Buyer fails timely to deliver the Void Notice, then this Agreement shall terminate effective as of the expiration of the Void Period. Upon any such termination pursuant to either of the two preceding sentences, the Earnest Money shall be returned to the applicable party as provided in Section 3.1 and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Buyer and Sellers do not terminate this Agreement pursuant to this Section 6.2.1, as applicable, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided hereinabove), and as of Closing Sellers shall assign to Buyer, without representation or warranty by or recourse against Sellers, all of Sellers’ assignable rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Sellers as a result of such damage or destruction and Buyer shall assume full responsibility for all needed repairs, and Buyer shall receive a credit at Closing for any uninsured amount (except to the extent waived pursuant to a Void Notice) and any deductible amount under such insurance policies to the extent not previously paid by Sellers (but the amount of such credit plus insurance proceeds shall not exceed the Purchase Price). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Sellers’ reasonable estimation, exceeds $3,732,165.00, or which could permit any Tenant to terminate its Lease.

6.2.2 Not Material. If the Real Property is not Materially Damaged, then neither Buyer nor Sellers shall have the right to terminate this Agreement, and Sellers shall, at their option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or (ii) assign to Buyer, without representation or warranty by or recourse against Sellers, all of Sellers’ assignable rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due to Sellers as a result of such damage or destruction and Buyer shall assume full responsibility for all needed repairs, and Buyer shall receive a credit at Closing for any uninsured amount and any deductible amount under such insurance policies to the extent not previously paid by Sellers.

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Real Property or any portion thereof, then Sellers shall promptly notify Buyer of such proceedings and if the value of the portion of the Real Property with respect to which such proceedings are instituted exceeds $3,732,165.00, or the proceedings could permit any Tenant to terminate its Lease, then Buyer may, at its option, by written notice to Sellers given within ten (10) days after Sellers notify Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten (10)-day period to make such election), either: (i) terminate this Agreement, in which event the Earnest Money shall be returned to the applicable party as provided in Section 3.1 and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement; or (ii) proceed under this Agreement, in which case Sellers shall, at the Closing, assign to Buyer their entire assignable right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect thereto. If Buyer does not give Sellers written notice of its election within the time required above, then Buyer shall be deemed to have elected the option in clause (ii) hereinabove. If the value of the portion of the Real Property with respect to which proceedings in eminent domain are instituted do not exceeds $3,732,165.00 and would not permit any Tenant to terminate its Lease, then neither Buyer nor Sellers shall have the right to terminate this Agreement, and Sellers shall, at the Closing, assign to Buyer their entire assignable right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect thereto.

6.4 No Further Action Letter. CRP Oakmont Grand Prairie, L.L.C. (the “Grand Prairie Seller”) hereby covenants that from and after the Effective Date until the Closing, it shall diligently pursue the issuance by the Texas Commission on Environmental Quality (“TCEQ”) of a final Certificate of Completion (the “Final Certificate”) for the pending application under the TCEQ Voluntary Cleanup Program No. 2640 for the 2.3 acre tract of the Land owned by the Grand Prairie Seller (the “Vacant Parcel”); provided, however, that the failure of the Grand Prairie Seller to obtain such Final Certificate shall not be a condition precedent to Buyer’s obligation to consummate the Closing in accordance herewith. In the event the Final Certificate is not issued prior to Closing, Grand Prairie Seller shall, at its sole cost and expense and at all times from and after Closing until December 31, 2015, (i) use commercially reasonable efforts to pursue, the issuance of the Final Certificate by TCEQ, and (ii) upon issuance of the Final Certificate, if applicable, close and abandon any monitoring wells at the Vacant Parcel in accordance with applicable law. Buyer hereby covenants to reasonably cooperate with Grand Prairie Seller in connection with Grand Prairie Seller’s performance of its obligations under this Section 6.4, including, without limitation, permitting Seller reasonable access to the Vacant Parcel subject to a reasonable written access agreement entered into by Grand Prairie Seller and Buyer prior to any such access. Grand Prairie Seller hereby acknowledges and agrees that any testing and inspections shall be subject to Buyer’s reasonable prior approval and in connection with the issuance of the Final Certificate, no restrictions, controls or other requirements may be imposed on or with respect to the Vacant Parcel, other than a Permanent Institutional Control substantially similar to, and no more restrictive than, the Permanent Institutional Control imposed on July 19, 2007 with respect to the remainder of the Land owned by Grand Prairie Seller. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that Sellers shall have no liability whatsoever arising from or in connection with any failure to obtain the Final Certificate on or prior to December 31, 2015, so long as the Grand Prairie Seller uses commercially reasonable efforts to do so as set forth in this Section 6.4. The terms and provisions of this Section 6.4 shall survive Closing.

6.5 Estoppels. No later than five (5) days after the Effective Date (or, in the case of any Lease executed after the Effective Date but before the Closing Date, after the execution of such Lease), Sellers shall request estoppel certificates from each Tenant (and any guarantor of a Tenant’s obligations under a Lease) in the form attached hereto as Exhibit G or such form as provided in the applicable Lease (each a “Tenant Estoppel Certificate”). Sellers shall use commercially reasonable efforts to obtain and deliver the Tenant Estoppel Certificates to Buyer on or before three (3) days prior to Closing. Sellers shall provide Buyer with an opportunity to review each Tenant Estoppel Certificate prior to submitting same to each Tenant; provided, however, that the five (5)-day period described in the first sentence of this Section 6.5 shall be automatically extended with respect to each Tenant Estoppel Certificate by a period of time equal to the number of days that Buyer reviews such Tenant Estoppel Certificate before approving the same for delivery to the applicable Tenant.

ARTICLE 7

CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date (as it may be extended pursuant to Sections 5.6 or 7.2.1) at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Sellers and Buyer). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Sellers. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Sellers and Buyer.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Sellers, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained in this Agreement shall be true and correct in all material respects; provided, however, if Buyer is actually aware (and Buyer shall be deemed to be actually aware of any disclosures delivered in writing by or on behalf of Sellers to Buyer in accordance with this Agreement, including, without limitation, any disclosures made by Sellers via an electronic data site, or as a result of any information contained in the Property Documents or the Title Documents actually delivered or made available to Buyer pursuant to this Agreement) that any of Sellers’ representations and warranties are not true and correct in all material respects prior to the end of the Inspection Period but Buyer nevertheless did not terminate this Agreement pursuant to Section 4.3, then such inaccuracy shall not be a breach of such representations and warranties or the failure of the condition in this Section 7.2.1; and provided, further, that Sellers shall have the right in their sole discretion to extend the Closing Date by a period not to exceed ten (10) days to cure any items which if not so cured would result in the condition set forth in this Section 7.2.1 not being satisfied with respect to Seller’s representations and warranties so long as Sellers actively and diligently pursue such cure during the period of any such extension of the Closing Date pursuant to this Section 7.2.1 (it being acknowledged that, except during the pendency of any such extension of the Closing Date as and to the extent set forth in this proviso and without limitation on Buyer’s rights under Section 10.2 hereof, Sellers shall have no affirmative obligation to take any steps to cure any inaccuracy in its representations and warranties);

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing;

7.2.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the other party that would materially affect either party’s ability to perform its obligations under this Agreement; and

7.2.4 Estoppels. As a condition benefitting Buyer only, Sellers shall have delivered to Buyer a tenant estoppel certificate from Universal Display & Fixtures Company, a Texas corporation (the “Existing Tenant”) (i) certifying to and for the benefit of Buyer (x) the items the Existing Tenant is required to certify under clauses (a) through (f) of Section 31 of that certain Lease Agreement by and between the Flower Mound Seller and Existing Tenant, dated as of April 10, 2013 (the “Existing Lease”) and (y) that, to the current actual knowledge of the Existing Tenant, there exists no uncured breach or default, or state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either the Existing Tenant or the landlord under such Existing Lease, (ii) dated no earlier than forty-five (45) days prior to Closing and (iii) disclosing no material inaccuracy in Sellers’ representations and warranties set forth in Section 9.1.7 of this Agreement and no material deviations from the copy of the Existing Lease delivered or made available to Buyer pursuant to Section 4.1 of this Agreement (such estoppel certificate conforming to the requirements set forth above in this Section 7.2.4, the “Conforming Tenant Estoppel”); provided, however, that Sellers shall have the right in their sole discretion to extend the Closing Date by a period not to exceed ten (10) days to obtain the Conforming Tenant Estoppel described in this Section 7.2.4, so long as Sellers actively and diligently pursue such Conforming Tenant Estoppel during the period of any such extension of the Closing Date pursuant to this Section 7.2.4.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied or waived by such party as of the Closing Date (or such earlier date as is provided herein), then such non-defaulting party may elect, in its sole discretion, either to: (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date; or (ii) close notwithstanding the non-satisfaction of such condition (in which case such party shall be deemed to have waived such non-satisfied condition, and there shall be no liability on the part of the other party hereto for any inaccuracies of representations and warranties of which the party electing to close had knowledge at the Closing). If either Buyer or Sellers elects to terminate this Agreement pursuant to the foregoing, the Earnest Money shall be returned to the applicable party as provided in Section 3.1; provided, however, nothing contained in this Section 7.2 shall affect the rights and remedies of Sellers under Section 10.1 and of Buyer under Section 10.2, in each case to the extent applicable.

7.3 Sellers’ Deliveries in Escrow. As of or prior to the Closing Date, Sellers shall deliver into escrow to Escrow Agent the following documents duly executed by Sellers:

7.3.1 Deed. A special warranty deed executed by each Seller in the form of Exhibit C attached hereto (the “Deeds” and each a “Deed”), conveying the Real Property subject to the Permitted Exceptions;

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption executed by each Seller in the form of Exhibit D attached hereto (the “Assignments” and each an “Assignment”), conveying such Seller’s interest in the Leases, the Tangible Personal Property, the Intangible Personal Property (including the Tax Abatement Agreement) and the Service Contracts;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by each Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 Sellers’ Non-Foreign Certificates. An affidavit as required by the Foreign Investors Real Property Tax Act (as amended), in the form of Exhibit E attached hereto, executed by each Seller (or such other entity as is recognized as the transferor of such Seller’s interest in the Property for federal income tax purposes);

7.3.5 Tenant Notices. A notice from the applicable Seller to each Tenant in the form of Exhibit F attached hereto (“Tenant Notices” and each a “Tenant Notice”), informing each Tenant of the change of ownership of the Real Property to such new owner. Buyer shall promptly provide to Sellers all necessary information regarding the Buyer required to complete each Tenant Notice;

7.3.6 Closing Statement. Sellers’ duly-executed counterpart to the closing statement prepared in accordance with Section 7.5;

7.3.7 Title Documentation. Such evidence of authority and organization and such reasonable and customary owner’s affidavits and gap undertakings as may be required by the Title Company in connection with the issuance of the Title Policy; and

7.3.8 Additional Documents. Any additional documents that Buyer, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (but no such additional document shall expand any existing or result in any new obligation, liability, covenant, representation or warranty of Sellers under this Agreement beyond those expressly set forth in this Agreement).

7.4 Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignments, executed by Buyer;

7.4.2 Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Real Property;

7.4.3 Closing Statement. Buyer’s duly-executed counterpart to the closing statement prepared in accordance with Section 7.5; and

7.4.4 Additional Documents. Any additional documents that Sellers, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (but no such additional document shall expand any existing or result in any new obligation, liability, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Sellers and Buyer shall deposit with Escrow Agent executed pro forma closing statements consistent with this Agreement in the form required by Escrow Agent. At least two (2) business days prior to the Closing Date, Buyer and Sellers shall cooperate with each other and Escrow Agent to cause Escrow Agent to deliver drafts of such pro forma closing statements to Buyer and Sellers for review and comment.

7.6 Purchase Price. No later than 11:00 a.m. (Central Time) on the Closing Date, Buyer shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver, by wire transfer, good funds to Sellers or their designee on the Closing Date.

7.7 Possession. Sellers shall deliver possession of the Real Property to Buyer at the Closing, subject to the Permitted Exceptions.

7.8 Delivery of Books and Records. Within five (5) business days after the Closing, Sellers shall deliver, to the offices of Buyer’s property manager or to the Real Property the following documents and materials to the extent in Sellers’ or Sellers’ property manager’s possession or control: the Leases and each Lease file; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with the Tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

ARTICLE 8

PRORATIONS; DEPOSITS; COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Buyer from and after (but including) the date of Closing: Tenant Receivables (as defined below); utility costs, fees and assessments; prepaid expenses and obligations under those Service Contracts that are being assigned to Buyer at Closing; accrued operating expenses; real and personal ad valorem taxes and assessments to the extent applicable to the Property to be conveyed (“Taxes”); and any assessments by private covenant that run with the Land and will continue to bind the Property after the Closing (including, without limitation, payments made under any reciprocal easement agreements and/or any documents containing covenants, conditions and restrictions affecting the Property) for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any real property taxes and assessments arising out of the sale of the Real Property to Buyer (or its assignee) or a subsequent sale or change in ownership thereafter, and/or arising out of any construction pertaining to the Real Property following the Closing, shall be paid by Buyer when assessed (which obligation shall survive the Closing). Any supplementary tax bills received by Buyer or Sellers following the Closing relating to a period prior to Closing shall be prorated by the parties as if such tax bills had been available at Closing (which obligation shall survive the Closing).

8.1.2 Tenant Receivables. Rents and other amounts due from the Tenants under the Leases (the “Tenant Receivables”) shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a) Tenant Receivables and other income and payments received from a Tenant under a Lease after Closing in the following order of priority: (i) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer; (ii) second, to payment of the current Tenant Receivables then due for the month in which the Closing occurs, which amount shall be apportioned between Buyer and Sellers as of the Closing as set forth in Section 8.1 (with Sellers’ portion thereof to be delivered to Seller); (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing (“Unbilled Tenant Receivables”), which amount shall be delivered to Sellers; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Sellers as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Sellers. Notwithstanding the foregoing, Sellers shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Sellers’ rights or Buyer’s obligations hereunder; provided, however, Sellers shall have no right to cause a Tenant to be evicted or to exercise any other “landlord” or “licensor” remedy (as set forth in any Lease) against a Tenant other than to sue for collection, and provided further that Sellers may not commence any legal action against a Tenant until sixty (60) days after Closing and then only after fifteen (15) days’ prior notice to Buyer. Any sums received by Buyer to which Sellers are entitled shall be held in trust for Sellers on account of such past due rents and license fees payable to Sellers, and Buyer shall remit to Sellers any such sums received by Buyer to which Sellers are entitled within ten (10) business days after receipt thereof. Sellers expressly agrees that if Sellers receive any amounts after the Closing which are attributable, in whole or in part, to any period after the Closing, Sellers shall remit to Buyer that portion of the monies so received by Sellers to which Buyer is entitled (in accordance with this Section 8.1.2) within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Buyer covenants and agrees to (A) bill the same when billable and (B) cooperate with Sellers to determine the correct amount of taxes and/or insurance due.

(b) The provisions of this Section 8.1.2 shall survive the Closing.

8.1.3 Leasing Commissions. Sellers shall be solely responsible for all leasing commissions, tenant improvement credits or allowances or other leasing costs associated with any Lease in place as of the Effective Date or not disclosed in a Lease or commission agreement delivered or made available on an electronic data site or otherwise as part of the Property Documents (an “Undisclosed Commission”); provided, however, Buyer shall be solely responsible for any leasing commissions, tenant improvement credits or allowances or other leasing costs (expressly excluding Undisclosed Commissions) relating to a future amendment, expansion or renewal of a Lease or associated with any Lease Action (provided, in the case of leasing commissions, the same are due pursuant to any Lease Action Commission Agreement) (the “Leasing Costs”), and such Leasing Costs shall not be prorated. The provisions of this Section 8.1.3 shall survive the Closing.

8.2 Closing Costs. Closing costs shall be allocated between Sellers and Buyer in accordance with Section 1.2.

8.3 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Buyer and Sellers agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided, however, such final adjustment shall be made by the date which is six (6) months after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

8.4 Security Deposit. Except as set forth on Schedule 1.1.15, Sellers do not hold a security deposit under any Lease. If a Seller holds any security deposits under any Lease at Closing, such Seller shall provide a credit to Buyer in the amount of such security deposits.

8.5 Commissions. Sellers shall pay to Broker (identified in Section 1.1.8) the real estate sales commission due Broker at Closing (but only if the Closing occurs in accordance with this Agreement) pursuant to a separate agreement among Sellers and Broker. Other than as stated above in this Section 8.5, Sellers, on the one hand, and Buyer, on the other hand, each represents and warrants to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless from and against the payment of any commission to any other person or entity claiming by, through or under Sellers or Buyer, as applicable. The foregoing indemnity shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such indemnified claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Sellers’ Representations and Warranties. Sellers represents and warrants to Buyer that:

9.1.1 Organization and Authority. Each Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and is qualified to do business in the State of Texas. Each Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the Transaction Documents to be delivered by a Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of such Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which a Seller is a party or, to Sellers’ knowledge, binding on a Seller which is in conflict with this Agreement. To Sellers’ knowledge, as of the Effective Date, there is no action or proceeding pending or threatened against a Seller which challenges or impairs either Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Employees. As of the Closing, there will be no employees of a Seller who will become employees of Buyer solely as a result of the sale of the Property to Buyer.

9.1.4 Notices from Governmental Authorities. To Sellers’ knowledge, except as otherwise disclosed by or contained in the Property Documents, as of the Effective Date Sellers have not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Real Property that has not been corrected. Except as disclosed in the Tax Abatement Agreement, Sellers have not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. To Sellers’ knowledge, there is no ongoing appeal with respect to taxes or special assessments on the Real Property for any year.

9.1.5 Litigation. To Sellers’ knowledge, except as otherwise disclosed by or contained in the Property Documents, as of the Effective Date: (i) neither Seller is a party to any litigation or other court proceeding which adversely affects the Real Property; and (ii) neither Seller has received any written notice threatening any such litigation or other court proceeding which adversely affects the Real Property. No petition in bankruptcy (voluntary or otherwise) under federal or state bankruptcy law is pending against (or, to Sellers’ Knowledge, threatened or contemplated) by or against a Seller or any general partner or managing member of a Seller.

9.1.6 Eminent Domain. To Sellers’ knowledge, except as otherwise disclosed by or described in the Property Documents, as of the Effective Date neither Seller has received written notice of any condemnation or eminent domain proceeding pending or threatened, with regard to the Real Property.

9.1.7 Leases. To Sellers’ knowledge, the Tenants listed on Schedule 1.1.15 are the only tenants of the Real Property or occupants of the Real Property, and as of the date of this Agreement, neither Seller has entered into any other Lease other than as described on Schedule 1.1.15. Sellers have made available to Buyer true, correct and complete copies of the Leases. Neither Seller has given or received any written notice of default under the Leases which remains uncured. As of the date of this Agreement all leasing commissions due to brokers under any of the Leases, and all tenant improvement obligations and similar allowances to tenants, have been fully paid and satisfied by Sellers and no such commissions, obligations, concessions or inducements become payable in the future, except with respect to a future amendment, expansion or renewal of a Lease or the execution of a new Lease.

9.1.8 Service Contracts. To Sellers’ knowledge, except as otherwise disclosed in the Property Documents, as of the Effective Date the list of Service Contracts to be assumed by Buyer set forth on Schedule 4.6 attached to this Agreement is accurate in all material respects.

9.1.9 OFAC and Patriot Act. None of either Seller nor any of their respective executive officers, directors, managers, agents, employees, shareholders owning more than 10% of the interests in either Seller, members, partners, and other investors owning more than 10% of the interests in either Seller, or any other person that owns owning more than 10% of the interests in either Seller or controls either Seller or any entity on whose behalf either Seller acts, is now or at any time through the Closing Date shall be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and/or (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America.

9.1.10 Non-Foreign Status. Neither Seller is a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Internal Revenue Code of 1986, as amended and the corresponding income tax regulations, and (b) similar provisions of state law.

9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that:

9.2.1 Organization and Authority. Buyer has been duly organized, is validly existing and is in good standing in the state in which it is formed, and will be qualified to do business in the State of Texas by the Closing Date. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby; provided, however, that Buyer may require other approvals in order to consummate the acquisition of the Real Property, which Buyer will have if Buyer does not terminate this Agreement prior to the expiration of the Inspection Period. This Agreement has been, and all of the Transaction Documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Actions. There is no agreement to which Buyer is a party or, to Buyer’s knowledge, binding on Buyer which is in conflict with this Agreement. To Buyer’s knowledge, as of the Effective Date there is no action or proceeding pending or threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Either (i) no portion of the assets used to acquire the Property constitutes assets of any employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, account or other arrangement that is subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement or (ii) the acquisition of the Property will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.

9.2.4 OFAC. None of Buyer nor any of its executive officers, directors, managers, agents, employees, shareholders owning more than 10% of the interests in Buyer, members, partners, and other investors owning more than 10% of the interests in Buyer, or any other person that owns more than 10% of the interests in Buyer or controls Buyer or any entity on whose behalf Buyer acts, is now or at any time through the Closing Date shall be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and/or (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America.

9.2.5 Source of Funds. Buyer, directly or through its parent entities, has available to it unrestricted funds which it may use in its sole discretion to pay the full Purchase Price and otherwise comply with the provisions of this Agreement. Buyer expressly acknowledges and agrees that its obligations under this Agreement are not contingent upon Buyer obtaining financing for the purchase of the Property.

9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 shall not be deemed to be merged into or waived by the Transaction Documents, but shall survive the Closing for a period of six (6) months (the “Survival Period”). Terms such as “to Sellers’ knowledge” or like phrases: (i) mean the actual present and conscious awareness or knowledge of Thomas A. Cobb (the “Knowledge Party”), without any duty of inquiry or investigation (provided that so qualifying Sellers’ knowledge shall not give rise to any personal liability on the part of the Knowledge Party or any other officer or employee of either Seller, on account of any breach of any representation or warranty made by a Seller herein); and (ii) do not include constructive knowledge, imputed knowledge, or knowledge Sellers or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Sellers are authorized to make any representation or warranty for or on behalf of Sellers. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (A) the party bringing the action for breach first learns of the breach after the Closing, notifies Sellers of such breach within the Survival Period and files such action within thirty (30) days after first learning of such breach; and (B) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $100,000.00. Neither party shall have any liability after the Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of the Closing. Furthermore, Buyer agrees that notwithstanding anything to the contrary contained in this Agreement, the post-Closing maximum liability of Sellers, collectively, under in this Agreement and the Transaction Documents is limited to actual damages directly arising from any a breach of this Agreement or the Transaction Documents, not to exceed $750,000.00 in the aggregate (the “Liability Cap”); provided, however, that the Liability Cap shall not apply to any prorations, and attorneys’ fees obligations hereunder. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to the Closing and which a party had knowledge thereof prior to the Closing shall be governed by Article 10.

ARTICLE 10

DEFAULT AND REMEDIES

10.1 Sellers’ Remedies. IF THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS HEREIN CONTEMPLATED DO NOT OCCUR BY REASON OF ANY DEFAULT BY BUYER UNDER THIS AGREEMENT, THEN SELLERS SHALL BE ENTITLED, AS THEIR SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 4.9, 8.5, 10.3 AND 10.4), TO TERMINATE THIS AGREEMENT AND RETAIN OR RECOVER (AS THE CASE MAY BE) THE ENTIRE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST BUYER HEREUNDER. SELLERS AND BUYER AGREE THAT SELLERS’ DAMAGES RESULTING FROM ANY SUCH BUYER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS. NOTWITHSTANDING ANYTHING IN THIS SECTION 10.1 TO THE CONTRARY, IN THE EVENT OF BUYER’S DEFAULT OR A TERMINATION OF THIS AGREEMENT, SELLERS SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IF BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER IS ASSERTING BY LEGAL PROCEEDINGS, NOTICES OR FILINGS ANY CLAIMS OR RIGHT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE RECORDING OF A LIS PENDENS OR OTHER LIEN AGAINST THE PROPERTY OR ANY PORTION THEREOF OR THE SEEKING OF AN INJUNCTION OR SIMILAR RELIEF) THAT WOULD OTHERWISE DELAY OR PREVENT SELLERS FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY OR ANY PORTION THEREOF. IN ALL OTHER EVENTS SELLERS’ REMEDIES SHALL BE LIMITED TO THOSE DESCRIBED IN THIS SECTION 10.1 AND SECTIONS 4.9, 8.5, 10.3 AND 10.4 HEREOF. IF THE CLOSING IS CONSUMMATED, SELLERS SHALL HAVE ALL REMEDIES AVAILABLE AT LAW AND/OR IN EQUITY IF BUYER FAILS TO PERFORM ANY OF BUYER’S POST-CLOSING OBLIGATIONS UNDER THIS AGREEMENT.

10.2 Buyer’s Remedies. If (a) the Closing and the consummation of the transactions herein contemplated do not occur by reason of any default by Sellers under this Agreement, (b) prior to Closing any one or more of Sellers’ representations or warranties are determined to be untrue in any material respect when made herein (a “Representation Default”) or (c) Sellers have defaulted under any of their obligations under this Agreement (or, with respect to Sellers’ obligations under Section 12.8 of this Agreement only, Sellers have materially defaulted under such obligations), and have not cured such default within ten (10) days of receiving written notice of such default from Buyer (and if necessary the Closing Date shall be extended to give Sellers the full ten (10)-day period to cure any such default), then, Buyer shall elect, as its sole remedy, either to:

(i) waive said failure or breach and proceed to the Closing;

(ii) terminate this Agreement by giving Sellers written notice of such election prior to the Closing Date and recover from Escrow Agent, the entire Earnest Money then held by Escrow Agent, and, if and only if specific performance is not available under clause (iii) below, recover from Sellers an amount equal to Buyer’s documented due diligence and legal expenses related to this Agreement, but not to exceed $100,000.00 in the aggregate; or

(iii) enforce specific performance; provided, however, as conditions precedent to Buyer’s right to enforce specific performance against Sellers (including the filing of a lis pendens or other claim or lien against the Property), all of the following must first have occurred: (A) a suit for specific performance must be filed by Buyer in a proper court in the county in which the Real Property is located by the 15th day following the scheduled Closing Date; and (B) Buyer must have either deposited with Escrow Agent the Purchase Price, or provided Sellers with clear documentary evidence that Buyer has immediately available liquid funds in an amount sufficient to fund the Purchase Price; and (C) Buyer must have fully performed all of its material obligations under this Agreement necessary to permit the Closing to occur in accordance with the terms of this Agreement and waived all closing conditions for Buyer’s benefit. Buyer hereby waives any and all rights Buyer may have to obtain specific performance and to file a lis pendens or any other claim or lien against the Property unless and until the express conditions precedent set forth above in this clause (iii) have been satisfied.

Notwithstanding anything contained in this Section 10.2 to the contrary, in the event of a Representation Default of which Buyer was aware prior to the end of the Inspection Period, Buyer shall be deemed to have elected the remedy set forth in clause (i) of this Section 10.2 unless, prior to the end of the Inspection Period, Buyer elects a remedy under either clause (ii) or clause (iii) of this Section 10.2.

IN NO EVENT SHALL (X) SELLERS OR BUYER HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE, AND/OR (Y) SELLERS’ DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF (COLLECTIVELY, THE “SELLER PARTIES”) OR BUYERS’ DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. If either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to Escrow Agent for holding the Earnest Money plus any escrow cancellation fees and any fees due to the Title Company for preparation and/or cancellation of the Commitment.

ARTICLE 11

DISCLAIMERS; RELEASE

11.1 Disclaimers By Sellers. Except as expressly set forth in this Agreement and in the Transaction Documents, it is understood and agreed that Sellers have not at any time made and are not now making, and specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard or fire hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is.” Buyer acknowledges and agrees that upon Closing, Sellers shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and in the Transaction Documents. Except as expressly set forth in this Agreement and in the Transaction Documents, Buyer has not relied and will not rely on, and Sellers have not made and are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property Documents or other information packages distributed with respect to the Property) made or furnished by Sellers or any broker, agent or third party representing or purporting to represent Sellers, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement and in the Transaction Documents, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Sellers. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Buyer acknowledges that Sellers have afforded Buyer a full opportunity to conduct such inspections and investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Sellers or their agents or employees with respect thereto, other than such representations, warranties and covenants of Sellers as are expressly set forth in this Agreement and/or the Transaction Documents. Buyer acknowledges that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations, and that such adverse matters are not excluded from the scope of the disclaimers, releases and waivers set forth in this Article 11.

11.3 Seller Released from Liability. Buyer acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigations and studies on and of the Property and adjacent areas as Buyer deems necessary, and Buyer hereby FOREVER RELEASES AND DISCHARGES each Seller and the Seller Parties from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, and/or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release of each Seller and the Seller Parties.

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit each Seller and the Seller Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

As between Buyer and Sellers only, Buyer further hereby WAIVES against each Seller (and by closing this transaction will be deemed to have WAIVED against each Seller) any and all objections to or complaints regarding (including, but not limited to, federal, state and common law based actions, and any private right of action under, local, state and federal laws to which the Property is or may be subject, including, but not limited to, CERCLA, and Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”)) the physical characteristics and any existing conditions of the Property, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further acknowledges the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation, and that such matters are not excluded from the scope of the disclaimers, releases and waivers set forth in this Article 11.

Notwithstanding the foregoing provisions of this Section 11.3 to the contrary, such release of Sellers and the Seller Parties contained herein shall not relieve Sellers of liability for any breach by Sellers of Sellers’ representations and warranties, covenants and indemnities contained in this Agreement which expressly survive Closing in accordance with the provisions hereof or contained in the Transaction Documents.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any Transaction Documents and shall be incorporated into the Deeds.

Buyer acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Sellers would not have agreed to sell the Property to Buyer for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions contained herein, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. However, Buyer may only assign its rights under this Agreement upon the following conditions: (i) each assignee of Buyer must be an affiliate of Buyer; (ii) all of the Earnest Money to be delivered by Buyer under this Agreement must have been delivered in accordance herewith; (iii) the Inspection Period shall be deemed to have ended; (iv) each assignee of Buyer must assume in a written assignment and assumption agreement reasonably acceptable to Sellers all (and not less than all) of the obligations of Buyer hereunder, but Buyer shall remain primarily liable for the performance of Buyer’s obligations; (v) a copy of the fully executed written assignment and assumption agreement(s) shall be delivered to Sellers at least two (2) business days prior to the Closing Date; and (vi) there shall be no increase or “mark-up” of the Purchase Price. Sellers acknowledge that, subject to Section 12.18 and the conditions set forth in the immediately preceding sentence, Buyer may assign its rights under this Agreement to one or more assignees. As used in clause (i) of this Section 12.1, an “affiliate of Buyer” shall mean (a) any entity that is owned, controlled by or under common control with Buyer (a “Buyer Control Entity”), and (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than fifty percent (50%) of the economic interests of such entity.

12.2 Headings. The article, section, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the State of Texas.

12.5 Survival. The provisions of this Agreement requiring the performance of any post-Closing obligations and the obligations of the parties not fully performed at the Closing which expressly survive the Closing, shall survive the Closing and shall not be deemed to be merged into or waived by the Transaction Documents.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality. Neither Sellers nor Buyer shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other party; provided, however, that Buyer and Sellers may, subject in the case of Buyer to the provisions of Section 4.6, make disclosure of this Agreement to, in the case of Buyer, its Permitted Outside Parties and, in the case of Sellers, their affiliates, partners, members, managers, officers, agents, attorneys, advisers, brokers, consultants, employees, contractors, subcontractors, service providers, tenants and subtenants, in each case as is reasonably necessary to perform its obligations hereunder and/or as may be required under applicable laws, including without limitation, any disclosure required by the United States Securities and Exchange Commission so long as the disclosing party uses reasonable efforts to limit the scope of any disclosure so required by law to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Buyer acknowledges and agrees that Sellers shall have the right, without requiring the consent or approval of Buyer, to issue a press release announcing the transaction promptly following the Closing, which press release may include the name of the Buyer (or its assignee pursuant to Section 12.1 hereof, if applicable) and a description of Buyer (or such assignee) as an affiliate of Industrial Property Trust, Inc. but may not include the purchase price for the Property.

12.9 Notices. All notices required or permitted under this Agreement shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective upon receipt or rejection of such notice. Notice given in any other manner shall be effective only if and when received (or rejected) by the party to be notified (or, in the case of facsimile, upon confirmation of transmission) between the hours of 8:00 a.m. and 5:00 p.m. Dallas, Texas time of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; however, no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Sellers shall be deemed given by Sellers.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Dallas, Texas time.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.13 No Recordation. Buyer shall not record this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation by Buyer shall constitute a default hereunder by Buyer, whereupon Sellers shall have the remedies set forth in Section 10.1.

12.14 Further Assurances. In addition to the acts and documents recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to perfect the conveyance, transfer and assignment of the Property to Buyer.

12.15 Discharge of Obligations. The acceptance of Deeds by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Sellers herein and every agreement and obligation on the part of Sellers to be performed pursuant to this Agreement, except those which are herein specifically stated to survive Closing or are set forth in the Transaction Documents.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.17 Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least three (3) days prior written notice to Sellers, within seventy-five (75) days after the Closing Date, Sellers shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date; provided, however, that Sellers shall have no obligation to deliver any additional certificate, disclosure or similar letter to Buyer’s auditors. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the Transaction Documents, Sellers make no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Sellers related to the trial balance or the books and records which may be reviewed and audited.

12.18 Multiple Properties. The transaction contemplated under this Agreement is an “all or none” transaction and (i) any termination of this Agreement, including, without limitation, any termination due to a condition or matter relating to a single Property, shall constitute a termination of this Agreement as to all of the Property and (ii) in no event shall Buyer be required to accept conveyance of the less than all of the Property or Sellers be required to convey less than all of the Property.

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SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year written below.

SELLERS:

CRP OAKMONT FLOWER MOUND, L.L.C., a Delaware limited liability company

By:   CRP Oakmont Industrial Properties, L.L.C., a Delaware limited liability company Its Sole Member

By:   CRP Industrial Properties Member, L.L.C., a Delaware limited liability company Its Managing Member

By:      /s/ MICHAEL GERSHENSON

Name:      Michael Gershenson

Title:      Vice President

CRP OAKMONT GRAND PRAIRIE, L.L.C., a Delaware limited liability company

By:   CRP Oakmont Industrial Properties, L.L.C., a Delaware limited liability company Its Sole Member

By:   CRP Industrial Properties Member, L.L.C., a Delaware limited liability company Its Managing Member

By:      /s/ MICHAEL GERSHENSON

Name:      Michael Gershenson

Title:      Vice President

Signature Page

BUYER:

IPT ACQUISITIONS LLC,

a Delaware limited liability company

By:   IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:   Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:   Industrial Property Trust Inc., a Maryland corporation, its general partner

By:      /s/ ANDREA KARP

Name:      Andrea Karp

Title:      SVP

Signature Page